Exhibit 99.1
NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

FRANKLIN ELECTRIC REPORTS SECOND QUARTER 2025 RESULTS

Second Quarter 2025 Highlights
•Consolidated net sales of $587.4 million, an increase of 8% to the prior year
•Net sales increased across all three segments; 8% in Water Systems, 6% in Energy Systems, and 5% in Distribution
•Operating income was $88.1 million, an increase of 11% to the prior year, with operating margin of 15.0%
•GAAP fully diluted earnings per share (EPS) was $1.31

Fort Wayne, IN – July 29, 2025 – Franklin Electric Co., Inc. today announced its second quarter financial results for fiscal year 2025.

Second quarter 2025 net sales were $587.4 million compared to second quarter 2024 net sales of $543.3 million. Second quarter 2025 operating income was $88.1 million, compared to second quarter 2024 operating income of $79.1 million. Second quarter 2025 EPS was $1.31, compared to second quarter 2024 EPS of $1.26.

“We delivered strong results during the second quarter, marked by solid execution and continued momentum across our portfolio. Our teams performed exceptionally well, driving record sales in both our Water and Distribution segments, along with record operating income and margin performance in our Energy segment. We also achieved meaningful year-over-year improvement in total company operating margins, reflecting the effectiveness of our pricing and productivity initiatives. We further demonstrated our commitment to disciplined capital allocation by returning capital to shareholders during the quarter through our dividend and share repurchases,” commented Joe Ruzynski, Franklin Electric’s CEO.

“In spite of some market uncertainty, we are entering the second half of the year with a healthy backlog and continued positive order trends, which reinforce our confidence in sustained performance in the remainder of 2025. Our strong channel positioning and operational discipline enable us to adapt quickly to changing market dynamics. We are well positioned to capitalize on end market demand and deliver long-term value for our shareholders,” concluded Mr. Ruzynski.

Segment Summaries

Water Systems net sales were $340.8 million in the second quarter, an increase of $25.2 million or 8 percent compared to the second quarter of 2024. Results were driven by the incremental sales impact of recent acquisitions, as well as volume and price realization. These sales increases were partially offset by the negative impact of foreign currency translation. Water Systems operating income in the second quarter of 2025 was $61.8 million. Second quarter 2024 Water Systems operating income was $62.3 million.

Distribution net sales were $200.0 million, an increase of $9.5 million or 5 percent compared to the second quarter of 2024. Sales increases were driven by higher volumes. The Distribution segment operating income in the second quarter 2025 was $16.1 million. Second quarter 2024 Distribution operating income was $9.8 million.

Energy Systems net sales were $77.5 million in the second quarter 2025, an increase of $4.4 million or 6 percent compared to the second quarter 2024. Sales increases were driven by higher volumes and price realization. Energy Systems operating income in the second quarter of 2025 was $29.1 million. Second quarter 2024 Energy Systems operating income was $26.0 million.

Cash Flow

Net cash flows from operating activities through the first six months of 2025 were $32.0 million versus $35.0 million in the same period in 2024.

2025 Guidance

The Company is maintaining its guidance for full year 2025 sales to be in the range of $2.09 billion to $2.15 billion and full year 2025 EPS to be in the range of $3.95 to $4.25. During the third quarter the company expects to terminate its US Pension Plan which will have a non-cash EPS impact of approximately $1.00 per share. This impact is not included in the current guidance.

Earnings Conference Call

A conference call to review earnings and other developments in the business will commence at 9:00 am ET. The second quarter 2025 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

https://edge.media-server.com/mmc/p/eo2jvajq

For those interested in participating in the question-and-answer portion of the call, please register for the call at the link below.

https://register-conf.media-server.com/register/BI1fbffb8f4cf04503b3b3612e494f18a2

All registrants will receive dial-in information and a PIN allowing them to access the live call. It is recommended that you join 10 minutes prior to the event’s start (although you may register and dial in at any time during the call).

A replay of the conference call will be available from Tuesday, July 29, 2025, through 9:00 am ET on Tuesday, August 5, 2025, by visiting the listen-only webcast link above.

Forward Looking Statements

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, changes in tariffs or the impact of any such changes on the Company’s financial results, the Company’s accounting policies, future trends, epidemics and pandemics, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending

December 31, 2024, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About Franklin Electric

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and energy. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications. Franklin Electric is proud to be named in Newsweek’s lists of America’s Most Responsible Companies and Most Trustworthy Companies for 2024 and America’s Climate Leaders 2024 by USA Today.

Franklin Electric Contact:

Jennifer Wolfenbarger
Franklin Electric Co., Inc.
InvestorRelations@fele.com

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Second Quarter Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024

Net sales	$587,434	$543,258	$1,042,681	$1,004,158

Cost of sales	375,608	343,461	666,952	640,781

Gross profit	211,826	199,797	375,729	363,377

Selling, general, and administrative expenses	123,521	120,648	243,164	236,292

Restructuring expense	164	—	323	—

Operating income	88,141	79,149	132,242	127,085

Interest expense	(2,805)	(1,976)	(4,604)	(3,424)
Other income (expense), net	(164)	184	679	890
Foreign exchange expense, net	(4,548)	(436)	(5,841)	(5,316)

Income before income taxes	80,624	76,921	122,476	119,235

Income tax expense	20,061	17,590	30,539	26,812

Net income	$60,563	$59,331	$91,937	$92,423

Less: Net income attributable to noncontrolling interests	(423)	(232)	(835)	(365)

Net income attributable to Franklin Electric Co., Inc.	$60,140	$59,099	$91,102	$92,058

Earnings per share:
Basic	$1.32	$1.28	$1.99	$1.99
Diluted	$1.31	$1.26	$1.97	$1.97

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	June 30, 2025	December 31, 2024
ASSETS

Cash and cash equivalents	$104,592	$220,540
Receivables (net)	315,250	226,826
Inventories	573,597	483,875
Other current assets	43,001	32,950
Total current assets	1,036,440	964,191

Property, plant, and equipment, net	241,232	223,566
Lease right-of-use assets, net	61,940	62,637
Goodwill and other assets	678,300	570,212
Total assets	$2,017,912	$1,820,606

LIABILITIES AND EQUITY

Accounts payable	$206,878	$157,046
Accrued expenses and other current liabilities	107,610	139,989
Current lease liability	19,445	18,878
Current maturities of long-term debt and short-term borrowings	270,184	117,814
Total current liabilities	604,117	433,727

Long-term debt	14,511	11,622
Long-term lease liability	42,197	43,304
Deferred income taxes	32,989	10,193
Employee benefit plans	31,524	29,808
Other long-term liabilities	26,001	22,118

Redeemable noncontrolling interest	1,511	1,224

Total equity	1,265,062	1,268,610
Total liabilities and equity	$2,017,912	$1,820,606

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Six Months Ended
(In thousands)
	June 30, 2025	June 30, 2024
Cash flows from operating activities:
Net income	$91,937	$92,423
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	30,203	27,690
Non-cash lease expense	10,674	10,105
Share-based compensation	7,969	7,015
Other	4,509	4,315
Changes in assets and liabilities:
Receivables	(61,458)	(82,828)
Inventory	(49,215)	(23,982)
Accounts payable and accrued expenses	11,514	13,171
Operating leases	(10,513)	(10,314)
Income taxes-U.S. Tax Cuts and Jobs Act	(4,837)	(3,870)
Other	1,214	1,278

Net cash flows from operating activities	31,997	35,003

Cash flows from investing activities:
Additions to property, plant, and equipment	(18,415)	(19,445)
Proceeds from sale of property, plant, and equipment	727	418
Acquisitions and investments	(109,687)	(1,151)
Other investing activities	54	21

Net cash flows from investing activities	(127,321)	(20,157)

Cash flows from financing activities:
Net change in debt	134,850	29,183
Payment of debt issuance costs	(974)	—
Proceeds from issuance of common stock	2,954	4,302
Purchases of common stock	(129,321)	(47,895)
Dividends paid	(25,321)	(23,980)
Deferred payments for acquisitions	(4,300)	(348)

Net cash flows from financing activities	(22,112)	(38,738)

Effect of exchange rate changes on cash and cash equivalents	1,488	(2,967)
Net change in cash and cash equivalents	(115,948)	(26,859)
Cash and cash equivalents at beginning of period	220,540	84,963
Cash and cash equivalents at end of period	$104,592	$58,104

Key Performance Indicators: Net Sales Summary

	Net Sales
(in millions)	United States & Canada	Latin America	Europe, Middle East & Africa	Asia Pacific	Total Water	Energy	Distribution	Other/Elims	Consolidated
Q2 2024	$193.6	$41.8	$56.0	$24.2	$315.6	$73.1	$190.5	$(35.9)	$543.3
Q2 2025	$203.8	$52.8	$55.7	$28.5	$340.8	$77.5	$200.0	$(30.9)	$587.4
Change	$10.2	$11.0	$(0.3)	$4.3	$25.2	$4.4	$9.5	$5.0	$44.1
% Change	5%	26%	(1)%	18%	8%	6%	5%		8%

Foreign currency translation, net*	$(0.2)	$(2.1)	$1.2	$(0.3)	$(1.4)	$—	$—		$(1.4)
% Change	—%	(5)%	2%	(1)%	—%	—%	—%		—%

Acquisitions	$1.4	$11.5	$—	$2.4	$15.3	$—	$—		$15.3
% Change	1%	28%	—%	10%	5%	—%	—%		3%

Volume/Price	$9.0	$1.6	$(1.5)	$2.2	$11.3	$4.4	$9.5	$5.0	$30.2
% Change	5%	4%	(3)%	9%	4%	6%	5%	(14)%	6%

*The Company has presented local currency price increases used to offset currency devaluation in the Argentina and Turkey hyperinflationary economies within the foreign currency translation, net row above.

Key Performance Indicators: Operating Income and Margin Summary

Operating Income and Margins
(in millions)	For the Second Quarter 2025
	Water	Energy	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$61.8	$29.1	$16.1	$(18.9)	$88.1
% Operating Income To Net Sales	18.1%	37.5%	8.1%		15.0%

Operating Income and Margins
(in millions)	For the Second Quarter 2024
	Water	Energy	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$62.3	$26.0	$9.8	$(19.0)	$79.1
% Operating Income To Net Sales	19.7%	35.6%	5.1%		14.6%